Exhibit 23.1

MSCM LLP Chartered Accountants • Business Advisors	701 Evans Avenue 8th Floor Toronto, Ontario Canada M9C 1A3	Telephone Facsimile: Email: Website:	(416) 626-6000 (416) 626-8650 info@mscm.ca www.mscm.ca

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated March 14, 2008 on our audits of the consolidated balance sheet of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended, and to the reference to our firm under the heading “Experts”.

Toronto, Ontario June 11, 2008	Signed: "MSMC LLP" Chartered Accountants Licensed Public Accountants